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                                                                  EXHIBIT (1)(a)
                                                               Lease No.  980290

                                          LEASE INTENDED AS SECURITY ("Lease")
                                   dated as of December 30, 1998, between BA
                                   LEASING & CAPITAL CORPORATION, a California corporation with its principal office at 555 California Street, San Francisco, California, 94104 ("Lessor") and THE TODD-AO CORPORATION, a California corporation, with its principal office at 900 N. Seward Street, Hollywood, CA 90038 ("Lessee").


       Lessor agrees to acquire and lease and sell to Lessee and Lessee agrees to hire and purchase from Lessor certain personal property (the "Units" and individually a "Unit") described in the APPENDIX (the "Appendix") attached hereto and made a part hereof, on the terms and conditions set forth herein and in the Appendix.

SECTION 1.   PROCUREMENT, DELIVERY AND ACCEPTANCE.

       1.1 On a date or dates to be agreed upon by Lessor and Lessee (individually a "Delivery Date"), Lessor will purchase from and lease back to Lessee for an amount equal to the agreed upon value of the Units, and Lessee will sell to and lease back from Lessor each Unit, but all Delivery Dates for such Units must be during the Utilization Period set forth in the Appendix.

       1.2 The obligation of Lessor to pay for each Unit is subject to the following conditions:

              (a) Lessee shall have delivered to Lessor not earlier than the tenth (10th) and not later than the fifth (5th) Business Day (as defined in Paragraph F of the Appendix) prior to the proposed Delivery Date, an irrevocable notice (a "DELIVERY DATE NOTICE") substantially in the form of EXHIBIT A, specifying (i) the proposed Delivery Date, (ii) a description of each Unit to be purchased on such Delivery Date and the location thereof, (iii) the aggregate Purchase Price of such Units, and (iv) wire transfer instructions for the disbursement of funds;

              (b) At least three (3) Business Days prior to any Delivery Date, Lessor shall have received an Appraisal to its satisfaction opining:

                     (i) as to the appraised value of the Units to be purchased on such Delivery Date in each case on such Delivery Date and at the end of the applicable Base Term and all applicable Renewal Terms; and

                     (ii) that the average remaining economic useful lives of Units subject to each Schedule are not less than ten (10) years.

              (c) Lessee shall have accepted the Unit on its Delivery Date and executed and delivered to Lessor for each Unit accepted by Lessee, a Lease Schedule and Acceptance Certificate in the form of EXHIBIT B (a "Schedule") confirming the Delivery Date of the Unit and the acceptance of the Unit as of its Delivery Date. Each Schedule to be executed and delivered by Lessee on each Delivery Date shall set forth:

                     (i) in ANNEX I thereto, a description of and the Purchase Price for the Units; and

                     (ii) in ANNEX II thereto, the Interim Rent, the Applicable Percentage Amounts, a schedule of the installments of Fixed Rent, the Payment Dates therefor payable


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       during the Base Term and during each Renewal Term, the Schedule Balance of such Schedule as of the Delivery Date therefor and as of each Payment Date in the Base Term and each Renewal Term, assuming in each case that all installments of Fixed Rent due and payable thereunder to and including such Payment date have been paid;

       Annex I and II to each Schedule shall be prepared by Lessor, and the items set forth by Lessor in such Schedules shall be conclusive and binding upon Lessee for all purposes hereunder;

              (d) Its Delivery Date shall be during the Utilization Period set forth in the Appendix;

              (e) On or prior to each Delivery Date, Lessor shall have received from Lessee duly executed UCC financing statements, and such financing statements shall have been filed in all places deemed necessary or desirable by Lessor in order to perfect the security interest granted pursuant to the Lease with respect to the Units and any related collateral being delivered on such Delivery Date;

              (f) a Consent to Removal in the form of EXHIBIT C for the Units located on the Site applicable to each Delivery Date;

              (g) There shall exist no Event of Default nor any event which, with notice or lapse of time or both, would become an Event of Default (a "DEFAULT");

              (h) On or before its Delivery Date, Lessee shall execute and deliver to Lessor a Bill of Sale in the form of EXHIBIT D with respect to the Unit, dated that Delivery Date;

              (i) Lessor shall receive evidence, satisfactory to Lessor, that each Unit is free and clear of all claims, liens, security interests and encumbrances;

              (j) On or prior to each Delivery Date, Lessee shall have paid to Lessor any Transaction Costs and applicable fees not previously paid;

              (k) Each of the representations and warranties made by Lessee hereunder shall be true on and as of each Delivery Date;

              (l) no material adverse change in Lessee's financial condition shall have occurred since the date hereof;

              (m)    resolution of any environmental issues; and.

              (n) Lessor shall have received Guaranties (each a "Guaranty" and collectively the "Guaranties") in the form of EXHIBIT E executed by each Significant Subsidiary (as defined in Paragraph J of the Appendix) of Lessee (each a "GUARANTOR" and collectivel the "Guarantors") as set forth in EXHIBIT F.

       If any of the foregoing conditions is not met with respect to any such Unit, Lessor shall have no obligation to either Lessee or any third party to pay the purchase price for such Unit.

       Any attempted or purported sale of a Unit by Lessee to Lessor after its Delivery Date shall not be effective whether or not accepted by Lessor, and Lessor shall not incur any obligations with respect to the Unit, including the obligation to pay for the Unit.


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       1.3    Lessee represents, warrants and covenants with respect to each
Unit that (a) Lessee has the right to sell the Unit as set forth herein, (b) both the Unit and Lessee's rights, title and interest in the Unit are, or will be as of its Delivery Date, free from all claims, liens, security interests and encumbrances, (c) Lessee will defend the sale against claims and demands of all persons and (d) the Purchase Price of the Unit is equal to its fair market value at the time of the sale.

       1.4 As soon as possible, but no later than the first Delivery Date, Lessee shall deliver to Lessor the following documents, in form and substance satisfactory to Lessor:

              (a) a certificate evidencing Lessee's authority to enter into and perform its obligations under this Lease;

              (b) a certificate as to the incumbency of the person or persons authorized to execute and deliver this Lease and any other agreements or documents required hereunder, including specimen signatures of such persons;

              (c) certificates of insurance, including loss payable and other endorsements complying with, or other evidence acceptable to Lessor that Lessee has complied with, Section 7;

              (d) opinions of counsel to Lessee and Guarantor, substantially in the forms of EXHIBIT G; and

              (e) any other documents specified in the Appendix and such other documents as Lessor may reasonably request.

SECTION 2.  TERM, RENT AND PAYMENT.

       2.1 The term of this Lease as to each Unit shall commence on its Delivery Date and continue as specified in the Appendix.

       2.2 Lessee shall pay to Lessor rent for each Unit in the amounts and at the times set forth in the Appendix.

       2.3 Rent and all other sums due Lessor hereunder shall be paid at the principal office of Lessor set forth above.

       2.4 This Lease is a net lease and Lessee shall not be entitled to any abatement or reduction of rent or any setoff against rent, whether arising by reason of any past, present or future claim of any nature by Lessee against Lessor or otherwise. Except as otherwise expressly provided herein, this Lease shall not terminate, nor shall the obligations of Lessor or Lessee be otherwise affected by reason of (a) any defect in, damage to, loss of possession or use or destruction of any Unit, however caused, (b) the attachment of any lien, encumbrance, security interest or other right or claim of any third party to any Unit, (c) any prohibition or restriction of or interference with Lessee's use of the Unit by any person or entity, (d) the insolvency of or the commencement by or against Lessee of any bankruptcy, reorganization or similar proceeding, or
(e) any other cause, whether similar or dissimilar to the foregoing, any present or future law to the contrary notwithstanding. It is the intention of the parties that all rent and other amounts payable by Lessee hereunder shall be payable in all events in the manner and at the times herein provided unless Lessee's obligations in respect thereof have been terminated pursuant to the express provisions of this Lease.


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       2.5    Payments shall be applied in the following order: (a) expenses, including allocated time charges of internal counsel for Lessor and any other attorneys' fees; (b) interest on late payments; and (c) rent and all other sums due hereunder. Payments shall be evidenced by entries in records maintained by Lessor which shall be presumptively correct.

SECTION 3.  WARRANTIES.

       LESSEE ACKNOWLEDGES AND AGREES THAT (a) EACH UNIT IS OF A SIZE, DESIGN, CAPACITY AND MANUFACTURE SELECTED BY LESSEE, (b) LESSEE IS SATISFIED THAT THE SAME IS SUITABLE FOR ITS PURPOSES, (c) LESSOR IS NOT A MANUFACTURER THEREOF NOR A DEALER IN PROPERTY OF SUCH KIND AND (d) LESSOR HAS NOT MADE, AND DOES NOT HEREBY MAKE, ANY REPRESENTATION, WARRANTY OR COVENANT WITH RESPECT TO THE TITLE, MERCHANTABILITY, CONDITION, QUALITY, DESCRIPTION, DURABILITY, FITNESS FOR PURPOSE OR SUITABILITY OF ANY UNIT IN ANY RESPECT OR IN CONNECTION WITH OR FOR THE PURPOSES AND USES OF LESSEE. Lessor hereby assigns to Lessee, to the extent assignable, any warranties, covenants and representations of any vendor with respect to any Unit, to the extent assigned to Lessor, but any action taken by Lessee by reason thereof shall be at Lessee's expense and shall be consistent with Lessee's obligations under Section 2.

SECTION 4.  POSSESSION, USE AND MAINTENANCE.

       4.1 Lessee shall not (a) use, operate, maintain or store any Unit improperly, carelessly or in violation of any applicable law or regulation of any government authority; (b) abandon any Unit; (c) sublease any Unit or permit its use by anyone other than Lessee without the prior written consent of Lessor, not to be unreasonably withheld, provided that Lessee may sublease any Unit to any subsidiary of Lessee that has executed and delivered to Lessor a guaranty substantially in the form of Exhibit E if such sublease is expressly subject and subordinate to this Lease and if Lessee remains primarily liable hereunder; (d) permit any Unit to be removed from the state specified in the Appendix without the prior written consent of Lessor; (e) affix or place any Unit to or on any other personal property or any real property without first obtaining and delivering to Lessor such waivers as Lessor may reasonably require to assure Lessor's legal title and security interest and right to remove the Unit free from any lien, encumbrance right of distraint or any other claim that may be asserted by any third party; or (f) sell, assign or transfer, or directly or indirectly create, incur or suffer to exist any lien, claim, security interest or encumbrance of any kind on any of its rights hereunder or in any Unit.

       4.2 Lessee shall at its expense at all times during the term of this Lease maintain the Units in good operating order, repair, condition and appearance and in accordance with the manufacturer's recommended procedures. Lessee shall upgrade all Units to best available industry standards from time to time consistent with its normal capital expenditure policy.

       4.3 Lessee shall not alter any Unit or affix or place any accessory, equipment or device on any Unit if such alteration or addition would impair the originally intended function or use or reduce the value of the Unit. All repairs, parts, accessories, equipment and devices furnished, affixed or installed to or on any Unit, excluding temporary replacements, shall thereupon become subject to the security interest of Lessor.

       4.4 If Lessor supplies Lessee with labels, plates or other markings stating that the Units are leased from Lessor, Lessee shall affix and keep the same on a prominent place on the Units during the term of this Lease.


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       4.5    Upon prior notice to Lessee, Lessor shall have the right at all reasonable times to inspect any Unit, observe its use and inspect records related thereto.

SECTION 5.  GENERAL TAX INDEMNITY.

       5.1 Lessee shall pay or reimburse Lessor for, and indemnify and hold Lessor harmless from, all fees (including, but not limited to, license, documentation, recording or registration fees), and all sales, use, gross receipts, property, occupational, value-added or other taxes, levies, imposts, duties, assessments, charges or withholdings of any nature whatsoever, together with any penalties, fines or additions to tax, or interest thereon (all of the foregoing being hereafter referred to as "Impositions"), arising at any time before or during the term of this Lease, or upon any termination of this Lease or return of the Units to Lessor, and levied or imposed on Lessor, directly or otherwise, by any federal, state or local government or taxing authority in the United States or by any foreign country or foreign or international taxing authority on or with respect to (a) any Unit, (b) the exportation, importation, registration, purchase, ownership, delivery, leasing, possession, use, operation, storage, maintenance, repair, transportation, return, sale, transfer of title or other disposition thereof, (c) the rents, receipts, or earnings arising from any Unit or (d) this Lease or any payment made hereunder, excluding, however, taxes measured by Lessor's net income imposed or levied by the United States or any state thereof but not excluding any such net income taxes that by the terms of the statute imposing such tax expressly relieve Lessee or Lessor from the payment of any Impositions Lessee would otherwise have been obligated to pay, reimburse or indemnify.

       5.2 Lessee shall pay on or before the time or times prescribed by law any Impositions (except any Impositions excluded by Section 5.1), but Lessee shall have no obligation to pay any such Imposition while Lessee is contesting such Imposition in good faith and by appropriate legal proceedings and the nonpayment thereof does not, in the opinion of Lessor, adversely affect the title, property, use, disposition or other rights of Lessor with respect to the Units. If any Impositions (except any Imposition excluded by Section 5.1) is charged or levied against Lessor directly and paid by Lessor, Lessee shall reimburse Lessor on presentation of an invoice therefor.

       5.3 If Lessor is not entitled to a corresponding and equal deduction with respect to any Imposition Lessee is required to pay or reimburse under
Section 5.1 or 5.2 and the payment or reimbursement constitutes income to Lessor, then Lessee shall also pay to Lessor the amount of any Imposition Lessor is obligated to pay in respect of (a) such payment or reimbursement by Lessee and (b) any payment by Lessee made pursuant to this Section 5.3.

       5.4 Lessee shall prepare and file, in a manner satisfactory to Lessor, any reports or returns required with respect to the Units. Lessee shall furnish on Lessor's request reports or returns so filed.

SECTION 6.  RISK OF LOSS WAIVER AND INDEMNITY.

       6.1 If any Unit is worn out, lost, stolen, destroyed or irreparably damaged, from any cause whatsoever, or taken or requisitioned by condemnation or otherwise (any such occurrence being hereinafter called a "Casualty Occurrence") before or during the term of this Lease as to such Unit, Lessee shall give Lessor prompt notice thereof. Subject to Paragraph O of the Appendix, on the first rent payment date after such Casualty Occurrence or, if there is no such rent payment date, 30 days after the Casualty Occurrence, Lessee shall pay to Lessor an amount equal to the Unit Balance (as hereinafter defined) for the Unit plus any termination charges and interest on late payments required under the Appendix ("Other Charges"). The Unit Balance for each Unit is the product of
(a) the Schedule Balance on the date of such Casualty Occurrence and (b) the Allocation Fraction of such Unit.


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              "Allocation Fraction" for any Unit shall mean, (a) with respect to any Schedule, a fraction, the numerator of which is the Purchase Price of such Unit and the denominator of which is the aggregate Purchase Price of all of the Units then subject to such Schedule, including such Unit, and
       (b) with respect to the Lease, a fraction, the numerator of which is the Purchase Price of such Unit and the denominator of which is the aggregate Purchase Price of all of the Units then subject to the Lease, including such Unit.

              "Schedule Balance" shall mean, as of any determination date, the aggregate Purchase Price of all of the Units, MINUS all amounts of Fixed Rent (as defined in Paragraph F of the Appendix) actually paid to the date of determination and all Reduction Amounts actually paid to the date of determination in each case related to Units subject to such Schedule.

              "Lease Balance" shall mean the aggregate of all Schedule Balances.

              "Reduction Amounts" shall mean amounts paid by Lessee to Lessor for the purchase of any Unit pursuant to this SECTION 6.1, PROVIDED, that Reduction Amounts shall not include any Rent, Other Charges or any costs, expenses or taxes to be paid by Lessee in connection with any such purchase, sale or transfer.

       Upon the making of such payment by Lessee in respect of any Unit, the rent for the Unit shall cease to accrue, the term of this Lease as to such Unit shall terminate and Lessee shall be entitled to possession of such Unit. If Lessor receives the Unit Balance and Other Charges for a Unit, Lessee shall be entitled to the proceeds of any recovery in respect of the Unit, from insurance or otherwise, and Lessor, subject to the rights of any insurer insuring the Units as provided herein, shall execute and deliver, to Lessee, or to its assignee or nominee, a bill of sale (without representations or warranties except that the Unit is free and clear of all claims, liens, security interests and other encumbrances by or in favor of any person claiming by, through or under Lessor) for the Unit, and such other documents as may be required to release the Unit from this Lease and to transfer title thereto to Lessee or such assignee or nominee, in such form as may reasonably be requested by Lessee, all at Lessee's expense. Except as provided in this Section 6.1, Lessee shall not be released from its obligations hereunder in the event of, and shall bear the risk of, any Casualty Occurrence to any Unit before or during the term of this Lease with respect to the Unit.

       6.2 Lessee waives and releases any claim now or hereafter existing against Lessor, any company controlled by, controlling, or under common control with Lessor and all of their directors, officers, employees, agents, attorneys, successors and assigns (each, an "Indemnified Person") on account of, and shall indemnify, reimburse and hold each Indemnified Person harmless from, any and all claims (including, but not limited to, claims based on or relating to copyright, trademark or patent infringement, environmental liability, negligence, strict liability in tort, statutory liability or violation of laws), losses, damages, obligations, penalties, liabilities, demands, suits, judgments or causes of action, and all legal proceedings, and any reasonable costs or expenses in connection therewith, including reasonable attorneys' fees, including reasonable allocated time charges of internal counsel, in each case imposed on, incurred by or asserted against the Indemnified Person in any way relating to or arising in any manner out of (a) the registration, purchase, taking or foreclosure of a security interest in, or the ownership, delivery, condition, lease, assignment, storage, transportation, possession, use, operation, return, repossession, sale or other disposition of, any Unit, before or during the term of this Lease as to the Unit, (b) any alleged or actual defect in any Unit (whether arising from the material or any article used therein, the design, testing, use, maintenance, service, repair or overhaul thereof or otherwise) regardless of when such defect is discovered or alleged, whether or not the Unit is in Lessee's possession and no matter where it is located or (c) this Lease or any other related document, the enforcement hereof or thereof or the consummation of the transactions contemplated hereby or thereby.


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SECTION 7.  INSURANCE.

       Lessee, at its own cost and expense, shall keep each Unit insured against all risks, in no event for less than the amount set forth in Section 6.1 with respect to such Unit, and shall maintain public liability insurance against such risks and for such amounts as Lessor may require. All such insurance shall be in such form and with such companies as Lessor shall approve, shall specify Lessor and Lessee as insureds and shall provide that such insurance may not be canceled as to Lessor or altered in any way that would affect the interest of Lessor without at least 30 days prior written notice to Lessor (10 days in the case of nonpayment of premium). All insurance shall be primary, without right of contribution from any other insurance carried by Lessor and shall not be invalidated by the action or inaction of Lessee or any other person. All insurance shall contain a "breach of warranty" provision satisfactory to Lessor, and shall provide that all amounts payable by reason of loss or damage to the Units shall be payable solely to Lessor.

SECTION 8.  DEFAULT.

       8.1 The following shall constitute events of default ("Events of Default") hereunder:

              (a) Lessee fails to make any payments to Lessor when due hereunder;

              (b) Any representation or warranty of Lessee or any Guarantor contained herein or in any document furnished to Lessor in connection herewith is incorrect or misleading in any material respect when made;

              (c) Lessee fails to observe or perform any other covenant, agreement or warranty made by Lessee hereunder and such failure continues for 10 days after written notice thereof to Lessee;

              (d) Any default occurs under any other agreement for borrowing money or receiving credit under which Lessee or any Guarantor may be obligated as borrower, lessee or guarantor, if such default consists of the failure to pay any indebtedness when due or if such default gives the holder of the indebtedness the right to accelerate the indebtedness;

              (e) Lessee or Guarantor makes an assignment for the benefit of creditors or files any petition or action under any bankruptcy, reorganization, insolvency or moratorium law, or any other law or laws for the relief of, or relating to, debtors;

              (f) Any involuntary petition is filed under any bankruptcy statute against Lessee or Guarantor or any receiver, trustee, custodian or similar official is appointed to take possession of the properties of Lessee or Guarantor, unless such petition or appointment is set aside or withdrawn or ceases to be in effect within 60 days from the date of the filing or appointment;

              (g) Lessee or Guarantor liquidates, dissolves, or enters into any partnership, joint venture, (other than in its ordinary course of business) consolidation, merger, or other combination, or sells, leases or dispose of a substantial portion of its business or assets; or

              (h)    Any default occurs under the Guaranty.


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       8.2    If any Event of Default occurs, Lessor, at its option, may:

              (a) proceed by appropriate court action or actions either at law or in equity, to enforce performance by Lessee of the applicable covenants of this Lease or to recover damages for the breach thereof; or

              (b) by notice in writing to Lessee terminate this Lease, whereupon Lessee shall remain liable as hereinafter provided, and Lessor may, at its option, do any one or more of the following: (i) declare the Lease Balance and all Other Charges immediately due and payable and recover any damages and expenses in addition thereto Lessor sustains by reason of the breach of any covenant, representation or warranty contained in this Lease other than for the payment of rent; (ii) enforce the security interest given hereunder pursuant to the Uniform Commercial Code or any other law;
                     (iii) enter upon the premises where any of the Units may be and take possession of all or any of such Units; and (iv) require Lessee to return the Units as provided in Section 9.

       8.3 Lessor shall have any and all rights given to a secured party by law, and may, but is not required to, sell the Units in one or more sales. Lessor may purchase at such sale. Lessee acknowledges that sales for cash or on credit to a wholesaler, retailer or user of the Units, or at public or private auction, are all commercially reasonable. The proceeds of such sale shall be applied in the following order: First, to the reasonable expenses of retaking, holding, preparing for sale and selling, including the allocated time charges, costs and expenses of internal counsel of or for Lessor and any other attorneys' fees and expenses incurred by Lessor; Second, to the amounts, except those specified below, which under the terms of this Lease are due or have accrued; Third, to Other Charges; and Fourth, to the Lease Balance. Any surplus shall be paid to the person or persons entitled thereto. If there is a deficiency, Lessee will promptly pay the same to Lessor.

       8.4 Lessee agrees to pay all allocated time charges, costs and expenses of internal counsel for Lessor and any other attorneys' fees, expenses or out-of-pocket costs incurred by Lessor in enforcing this Lease.

       8.5 The remedies hereunder provided in favor of Lessor shall not be deemed exclusive, but shall be cumulative, and shall be in addition to all other remedies in its favor existing at law or in equity.

       8.6 If Lessee fails to perform any of its agreements contained herein, Lessor may perform such agreement, and Lessee shall pay the expenses incurred by Lessor in connection with such performance, upon demand.

SECTION 9.  RETURN OF UNITS.

       If Lessor rightfully demands possession of any Unit pursuant to this Lease or otherwise, Lessee, at its expense, shall forthwith deliver possession of the Unit to Lessor, at the option of Lessor (a) by delivering the Unit, appropriately protected and in the condition required by Section 4, to Lessor at such place as may be specified by Lessor within the county in which the Unit was originally delivered or, if the Unit has been moved to another county in accordance with this Lease, within such other county, (b) by loading the Unit, appropriately protected and in the condition required by Section 4, on board such carrier as Lessor shall specify and shipping the same, freight collect, to the destination designated by Lessor, or (c) by surrendering possession of such Unit in the location set forth in the Schedule for such Unit and providing the Support Rights described in Paragraph M of the Appendix.


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SECTION 10.  ASSIGNMENT.

       Lessor may at any time assign or transfer all or any of the right, title or interest of Lessor in and to this Lease, and the rights, benefits and advantages of Lessor hereunder, including the rights to receive payment of rent or any other payment hereunder, Lessor's title to the Units and any and all obligations of Lessor in connection herewith. Lessor may disclose to any potential or actual assignee or transferee any information in the possession of Lessor or any Affiliate relating to Lessee or this Lease. Any such assignment or transfer shall be subject and subordinate to this Lease and the rights and interests of Lessee hereunder. No assignment of this Lease or any right or obligation hereunder may be made by Lessee or any assignee of Lessee without the prior written consent of Lessor, provided that the acquisition of voting control of Lessee by any person or persons shall not be deemed an assignment of this Lease.

SECTION 11.  OWNERSHIP, SECURITY INTEREST AND FURTHER ASSURANCES.

       Unless assigned by Lessor, or applicable law otherwise provides, title to and ownership of the Units shall remain in Lessor as security for the obligations of Lessee hereunder until Lessee has fulfilled all of its obligations hereunder. Lessee hereby grants to Lessor a continuing security interest in the Units to secure the payment of all sums due hereunder. Lessee confirms there is no pending litigation, tax claim, proceeding or dispute that may adversely affect its financial condition or impair its ability to perform its obligations hereunder. Lessee will, at its expense, maintain its legal existence in good standing and do any further act and execute, acknowledge, deliver, file, register and record any further documents Lessor may reasonably request in order to protect Lessor's title to and security interest in the Units and Lessor's rights and benefits under this Lease.

SECTION 12.  LATE PAYMENTS.

       Lessee shall pay to Lessor, on demand, interest at the rate set forth in the Appendix on the amount of any payment not made when due hereunder from the date due until payment is made.

SECTION 13.  EFFECT OF WAIVER.

       No delay or omission to exercise any right, power or remedy accruing to Lessor upon any breach or default of Lessee hereunder shall impair any such right, power or remedy nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of Lessor of any breach or default under this Lease must be in writing specifically set forth.

SECTION 14.  SURVIVAL OF COVENANTS.

       All obligations of Lessee under Sections 1, 2, 4, 5, 6, 7, 8, 9, 12 and the Appendix shall survive the expiration or termination of this Lease to the extent required for their full observance and performance.

SECTION 15.  APPLICABLE LAW.

       This Lease shall be governed by and construed under the laws of California, to the jurisdiction of which, and of federal courts in California, the parties hereto submit.


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SECTION 16.  FINANCIAL INFORMATION.

       Lessee shall

              (a) keep its books and records in accordance with generally accepted accounting principles and practices consistently applied and shall deliver to Lessor its annual audited financial statements, including without limitation Lessee's and Guarantor's SEC form 10-K within 30 days of filing, and such other financial statements and information as Lessor may reasonably request;

              (b) as soon as available but not later than 60 days after the end of each of the first 3 fiscal quarters of the Lessee and Guarantor the unaudited consolidated balance sheet of Lessee and Guarantor and its and their subsidiaries as at the end of such fiscal quarter, and the unaudited consolidated statement of income and retained earnings and of changes in cash flow of Lessee and Guarantor and its and their subsidiaries for such fiscal quarter and that portion of the fiscal year ending with such quarter, certified by a responsible officer of Lessee and Guarantor as being prepared in accordance with generally accepted accounting principles and complete and correct and fairly presenting the financial condition and results of operations of Lessee and Guarantor and its and their subsidiaries;

              (c) as soon as available but no later than 120 days after the end of each of its fiscal years, a complete copy of an audit report of Lessee and Guarantor and its and their subsidiaries which shall include at least the consolidated balance sheet of Lessee and Guarantor and its and their subsidiaries as of the close of such year, and the consolidated statement of income and retained earnings and of changes in cash flows of Lessee and Guarantor for such year, prepared in accordance with generally accepted accounting principles and fairly presenting the Lessee's and Guarantor's financial position and results of operations, certified by Arthur Andersen, or other independent public accounting firm of recognized national standing selected by Lessee and Guarantor and satisfactory to Lessor. Such certificate shall not be qualified or limited because of restricted or limited examination by such accountant of any material portion of Lessee's or Guarantor's records.

Credit information relating to Lessee and Guarantor may be disseminated among Lessor and any of its affiliates and any of their respective successors and assigns.

SECTION 17.  NOTICES.

       All demands, notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, when received by facsimile or when deposited in the mail, first class postage prepaid, or delivered to a telegraph office, charges prepaid, addressed to each party at the address set forth below the signature of such party on the signature page, or at such other address as may hereafter be furnished in writing by either party to the other.

SECTION 18.  COUNTERPARTS.

       Two counterparts of this Lease have been executed by the parties hereto. One counterpart has been prominently marked "Lessor's Copy". One counterpart has been prominently marked "Lessee's Copy". Only the counterpart marked "Lessor's Copy" shall evidence a monetary obligation of Lessee.


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

SECTION 19.  TRANSACTION COSTS.

       Lessee agrees to reimburse any legal expenses of Lessor (including allocated time charges of internal counsel for Lessor and other attorneys fees) and any out-of-pocket costs incurred in connection with the preparation and negotiation of lease documents (whether or not a lease is ever executed by Lessee) and any documents required in connection therewith.

SECTION 20.  EFFECT AND MODIFICATION OF LEASE.

       This Lease exclusively and completely states the rights of Lessor and Lessee with respect to the leasing of the Units and supersedes all prior agreements, oral or written, with respect thereto. No variation or modification of this Lease shall be valid unless in writing.

       The parties hereto have executed this Lease as of the day and year first above written.


BA LEASING & CAPITAL CORPORATION          THE TODD-AO CORPORATION


By                                        By
  ------------------------------------      -------------------------------


Title                                     Title
     ---------------------------------         ----------------------------


By                                        By
  ------------------------------------      -------------------------------


Title                                     Title
     ---------------------------------         ----------------------------

                                          Address:   900 N. Seward Street
Address:   555 California Street                     Hollywood, CA 90038
           4th Floor                                 Fax: (213) 466-2327
           San Francisco, CA  94104
           Attn:  Contract
           Administration #15811
           Fax:  (415) 765-7373


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